AMENDMENT NO. 1 TO THE BADGER PAPER MILLS, INC.
                PROFIT SHARING PLAN AND TRUST FOR UNION EMPLOYEES


   This Amendment, executed at Peshtigo, Wisconsin, is by and between Badger Paper Mills, Inc. ("Employer") and Norwest Bank Minnesota, N.A. ("Trustee"), the Trustee of the Badger Paper Mills, Inc. Profit Sharing Plan and Trust for Union Employees ("Plan"):

   WHEREAS, the Employer and the Trustee are parties to the Plan which was most recently restated effective July 1, 1994;

   WHEREAS, the Employer now adopts Amendment No. 1 to the restated Plan, which amendment is stated below; and

   WHEREAS, the Trustee approves of said amendment to the restated Plan;

   NOW, THEREFORE, the Employer and the Trustee adopt the following amendment, effective as of November 6, 1995, as follows:

   FIRST: Section 3.1 is amended by restating the last sentence of the penultimate paragraph to read as follows:

        To implement the foregoing, the Principal Employer will instruct the Trustee to effectuate a direct trustee-to-trustee transfer of the Participant's benefits in accordance with Section 6.7 and the Principal Employer shall establish other uniformly applied procedures it deems appropriate to administer this Plan to coordinate the Participant's change in status from union to non-union or from non-union to union.

   SECOND: Chapter 6 is amended by adding a new Section 6.7 to read as follows:

             Section 6.7 - Trustee-to-Trustee Transfer:  This Section
        6.7 shall apply to each Employee or former Employee whose employment status with the Employer changes or changed from union to non-union or from non-union to union ("change in status").

        (a) If an Employee who is a Participant hereunder ceases to remain eligible to receive allocations of contributions and Forfeitures pursuant to Section 3.1 on account of a change in status and becomes a participant in the Badger Paper Mills, Inc. Profit Sharing Plan and Trust for Non-Union Employees ("Non-Union Plan"), or if the provisions of Subsection 6.7(c)(i) below apply, then the Trustee of this Plan shall transfer to the trustee of the Non-Union Plan all of the benefits hereunder credited to the Account(s) of such Participant (whether or not the Participant is fully vested in such Account(s)). Upon the date of such transfer, the Participant shall no longer be a Participant under this Plan (until such time, if ever, that the Employee again becomes a Participant on account of subsequent allocations to his/her Account(s)). The Trustee shall effectuate the transfer upon the direction of the Principal Employer, and the transfer shall occur as soon as administratively practicable after such direction is given, giving due regard to administrative concerns, such as Plan valuation and allocations. All optional forms of benefit and other protected benefits under Code Section 411(d)(6) with respect to the transferred benefits, and also the applicable distribution limitations of Code Section 401(k)(2)(B) with respect to the transferred benefits, shall be preserved under the Non-Union Plan.

        (b) If an Employee becomes a Participant eligible to receive allocations of contributions and Forfeitures who was a participant in the Non-Union Plan and who has benefits credited to his/her account(s) under the Non-Union Plan, or if the provisions of Subsection 6.7(c)(ii) below apply, then the Trustee shall accept from the trustee of the Non-Union Plan the transfer of benefits credited to the account(s) of such participant under the Non-Union Plan. The transferred account(s) maintained for the participant under the Non-Union Plan will retain their character under this Plan and shall be credited to identical Account(s) under this Plan (e.g., if a participant has amounts credited to his/her 401(k) contribution account under the Non-Union Plan, then such amounts will be credited to the Participant's existing 401(k) Contribution Account under this Plan or to a new 401(k) Contribution Account if the Participant does not at the time of the transfer have benefits credited to such Account), and all optional forms of benefits and other protected benefits under Code Section 411(d)(6) under the Non-Union Plan with respect to the transferred benefits, and also the applicable distribution limitations of Code Section 401(k)(2)(B), shall be preserved under this Plan.

        (c) If a Participant no longer is an Employee of the Employer but has benefits credited to his/her Account(s) under this Plan and also has benefits credited to his/her account(s) under the Non-Union Plan, then the provisions of this Subsection 6.7(c) shall apply.

             (i) If the Non-Union Plan is the qualified plan maintained by the Employer in which the Participant most recently received allocations of contributions and/or Forfeitures, then the provisions of Subsection 6.7(a) above shall apply.

             (ii) If this Plan is the qualified plan maintained by the Employer in which the Participant most recently received allocations of contributions and/or
             Forfeitures, then the provisions of Subsection 6.7(b) above shall apply.

             (iii) The provisions of this Subsection 6.7(c) shall equally apply to any Beneficiary of a Participant who satisfies the requirements of this Subsection.

        (d) A transfer pursuant to this Section 6.7 shall not accelerate or otherwise change the Participant's or Beneficiary's vested percentage with respect to any of the Participant's benefits in this Plan or the Non-Union Plan.

        (e) With respect to Participants or Beneficiaries who have amounts credited to their Account(s) as of the date of this Amendment, any transfer required under this Section 6.7 shall occur as of November 30, 1995.

   IN ALL OTHER RESPECTS, the Plan is hereby ratified and approved.

   IN WITNESS WHEREOF, the Employer and the Trustee have caused this Amendment to be signed by their duly authorized officers on the 13th day of November, 1995.


                            BADGER PAPER MILLS, INC.


                            By:  /s/ Edwin A. Meyer, Jr.
                                 Edwin A. Meyer, Jr.
                                 Chairman of the Board & CEO


                            TRUSTEE:  Norwest Bank Minnesota, N.A.


                            By:  /s/
                                 Title:    _______________________________